Exhibit 99.1

Sight Sciences Reports Third Quarter 2022 Financial Results

MENLO PARK, Calif., November 10, 2022 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT), an eyecare technology company focused on creating innovative solutions intended to transform care and improve patients’ lives, today reported financial results for the third quarter ended September 30, 2022.

Recent Business Highlights

•
Generated total revenue of $18.7 million in the third quarter of 2022, an increase of 43% compared to the prior year period and 8% from the second quarter
•
Achieved total gross margin of 84% in the third quarter of 2022
•
Increased the number of facilities ordering the OMNI® Surgical System to 913 in the third quarter of 2022 from 875 in the second quarter of 2022, and the installed base of TearCare® System facilities to 881 on September 30, 2022 from 762 on June 30, 2022
•
Launched the SION™ Surgical Instrument, the world’s only bladeless goniotomy device, as part of the Sight Sciences Surgical Glaucoma product portfolio among select surgeons in August and initiated a broader commercial launch in the fourth quarter of 2022
•
Announced key publication of TREY study data in International Ophthalmology, highlighting strong intraocular pressure (IOP) reductions following standalone OMNI procedures in open-angle glaucoma patients with a history of implanted trabecular microbypass stents and glaucoma medication treatment whose IOP was not controlled
•
Announced publication of OLYMPIA trial data showing superior symptom relief in a subset of advanced dry eye patients who received TearCare treatment in Clinical Ophthalmology
•
Completed enrollment for SAHARA, a randomized clinical trial designed to evaluate the TearCare System procedure versus Restasis eye drops in patients with chronic dry eye disease, in September

“We are pleased with our results for the third quarter, which demonstrate increasing adoption of OMNI and TearCare. We continue to execute commercially and operationally to generate market leading growth with both products, as well as our recently launched SION bladeless goniotomy instrument,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “Our large and growing library of trial data and real-world evidence provides tangible clinical support to our expansion of the standalone MIGS and dry eye treatment markets, positioning Sight Sciences for strong growth in the years to come.”

Third Quarter 2022 Financial Results

Revenue for the third quarter of 2022 was $18.7 million, an increase of $5.6 million, or 43%, compared to the third quarter of 2021. Surgical Glaucoma revenue was $17.1 million, an increase of 37% compared to the prior year period and 7% compared to the second quarter. The growth was primarily driven by an increase in both the number of facilities ordering the OMNI Surgical System and utilization per ordering facility. Dry Eye revenue was $1.6 million, an increase of 145% from the previous year and 21% from the second quarter. The growth was primarily driven by increases in sales of the Tear Care System to both new and reordering customers.

Gross profit for the third quarter of 2022 was $15.7 million compared to $11.0 million for the third quarter of 2021. Gross margin for the third quarter of 2022 was 84%, in line with the same period of the prior year.

Operating expenses were $37.6 million for the third quarter of 2022 compared to $25.1 million in the same period the prior year, representing a 50.0% increase. Operating expenses as a percentage of revenues increased from 191.4% in the third quarter of 2021 to 201.3% in the third quarter of 2022. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support the Company’s growth, including stock-based compensation of $3.2 million compared to $1.9 million in the prior year period.

Net loss was $22.2 million in the third quarter of 2022 ($0.46 per share), as compared to $17.2 million in the same prior year period ($0.43 per share).

Cash and cash equivalents totaled $199.8 million and total debt was $33.2 million as of September 30, 2022.

2022 Financial Guidance

Sight Sciences now projects revenue for the full year 2022 to range from $70 million to $72 million, which represents growth of approximately 43% to 47% compared to 2021. This compares to the prior expectation for full year 2022 revenue to range from $68 million to $72 million.

Conference Call

Sight Sciences’ management team will host a conference call today, November 10, 2022, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The SION™ Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (MGD), enabling office-based clearance of gland obstructions by physicians to address the leading cause of dry eye disease.

For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.

SION™ is a trademark of Sight Sciences.

© 2022 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,”

“expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: estimates of our total addressable market, future revenue, expenses, capital requirements, and our needs for additional financing; our ability to enter into and compete in new markets; execution of our market strategies; the impact of the COVID-19 pandemic on our business, our customers’ and suppliers’ businesses and the general economy; our ability to compete effectively with existing competitors and new market entrants; our ability to scale our infrastructure; our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers; our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement; potential effects of extensive government regulation; our abilities to obtain and maintain regulatory approvals and clearances for our products that support our revenue projections, business strategies and growth; our ability to successfully execute our clinical trial roadmap; our ability to obtain and maintain sufficient reimbursement for our products; our abilities to protect and scale our intellectual property portfolio; our ability to hire and retain key personnel; our ability to obtain financing in future offerings; the volatility of the trading price of our common stock; our expectation regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”); our ability to maintain proper and effective internal controls; and the other important factors discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$199,819	$260,687
Accounts receivable, net	12,593	8,709
Inventory, net	5,520	3,475
Prepaid expenses and other current assets	4,411	4,164
Total current assets	222,343	277,035
Property and equipment, net	1,568	1,454
Operating lease right-of-use assets	1,121	1,495
Other noncurrent assets	202	202
Total assets	$225,234	$280,186
Liabilities, redeemable convertible preferred stock, and Stockholders’ equity
Current liabilities:
Accounts payable	$3,239	$3,351
Accrued compensation	7,993	5,987
Accrued and other current liabilities	6,154	4,166
Total current liabilities	17,386	13,504
Long-term debt	33,158	32,656
Other noncurrent liabilities	1,751	1,919
Total liabilities	52,295	48,079
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Convertible preferred stock par value of $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Stockholders’ equity:
Preferred stock par value of $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common stock par value of $0.001 per share; 200,000,000 shares authorized as of September 30, 2022 and December 31, 2021, respectively; 48,083,292 and 47,504,704 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	48	48
Additional paid-in-capital	395,227	385,060
Accumulated deficit	(222,336)	(153,001)
Total stockholders’ equity	172,939	232,107
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$225,234	$280,186

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$18,677	$13,101	$50,788	$34,271
Cost of goods sold	2,928	2,062	8,696	6,668
Gross profit	15,749	11,039	42,092	27,603
Operating expenses:
Research and development	6,053	4,279	17,626	11,265
Selling, general and administrative	31,541	20,790	91,367	53,100
Total operating expenses	37,594	25,069	108,993	64,365
Loss from operations	(21,845)	(14,030)	(66,901)	(36,762)
Interest expense	(1,131)	(1,122)	(3,243)	(3,288)
Other income (expense), net	766	(2,001)	846	(6,884)
Loss before income taxes	(22,210)	(17,153)	(69,298)	(46,934)
Provision for income taxes	19	16	37	90
Net loss and comprehensive loss	$(22,229)	$(17,169)	$(69,335)	$(47,024)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.43)	$(1.45)	$(2.38)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	47,910,541	39,849,769	47,728,845	19,772,145